Exhibit 4.1

APOLLO REALTY INCOME SOLUTIONS, INC.

Share Repurchase Plan

Effective as of [●], 2022

Definitions

Adviser – shall mean ARIS Management, LLC.

Class D shares – shall mean the shares of the Company’s common stock classified as Class D.

Class E shares – shall mean the shares of the Company’s common stock classified as Class E.

Class F-D shares – shall mean the shares of the Company’s common stock classified as Class F-D.

Class F-I shares – shall mean the shares of the Company’s common stock classified as Class F-I.

Class F-S shares – shall mean the shares of the Company’s common stock classified as Class F-S.

Class I shares – shall mean the shares of the Company’s common stock classified as Class I.

Class S shares – shall mean the shares of the Company’s common stock classified as Class S.

Company – shall mean Apollo Realty Income Solutions, Inc., a Maryland corporation.

Dealer Manager – shall mean Apollo Global Securities, LLC.

NAV – shall mean the net asset value of the Company attributable to its Stockholders or the net asset value of a class of its shares, as the context requires, determined in accordance with the Company’s valuation policies and procedures.

Operating Partnership – shall mean ARIS Operating Partnership L.P.

Operating Partnership units – shall mean limited partnership interests in the Operating Partnership.

Plan – shall mean this share repurchase plan of the Company.

Special Limited Partner – shall mean ARIS Special Limited Partner, LLC.

Stockholders – shall mean the holders of Class S, Class D, Class I, Class F-S, Class F-D, Class F-I or Class E shares.

Transaction Price – shall mean the repurchase price per share for each class of common stock, which shall be equal to the then-current offering price before applicable selling commissions and dealer manager fees.

Share Repurchase Plan

Stockholders may request that the Company repurchase shares of its common stock through their financial advisor or directly with the Company’s transfer agent. The procedures relating to the repurchase of shares of the Company’s common stock are as follows:

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Certain broker-dealers require that their clients process repurchases through their broker-dealer, which may impact the time necessary to process such repurchase request, impose more restrictive deadlines than described under this Plan, impact the timing of a Stockholder receiving repurchase proceeds and require different paperwork or process than described in this Plan. Stockholders should contact their broker-dealer first if they want to request the repurchase of their shares.

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Under this Plan, to the extent the Company chooses to repurchase shares in any particular month the Company will only repurchase shares as of the close of business as of the last calendar day of that month (a “Repurchase Date”). To have shares repurchased, a Stockholder’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share repurchases will be made within three business days of the Repurchase Date. The Company will begin this Plan in the first month of the first full calendar quarter following the conclusion of its escrow period. Repurchase requests received and processed by the Company’s transfer agent will be effected at a repurchase price equal to the Transaction Price on the applicable Repurchase Date (which will generally be equal to the Company’s prior month’s NAV per share).

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A Stockholder may withdraw his or her repurchase request by notifying the transfer agent, directly or through the Stockholder’s financial intermediary, on our toll-free, automated telephone line, 844-702-1299. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time). Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the last business day of the applicable month.

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If a repurchase request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable month, the repurchase request will be executed, if at all, on the next month’s Repurchase Date at the Transaction Price applicable to that month, unless such request is withdrawn prior to the repurchase. Repurchase requests received and processed by the Company’s transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.

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Repurchase requests may be made by mail or by contacting a financial intermediary, both subject to certain conditions described in this Plan. If making a repurchase request by contacting the Stockholder’s financial intermediary, the Stockholder’s financial intermediary may require the Stockholder to provide certain documentation or information. If making a repurchase request by mail to the transfer agent, the Stockholder must complete and sign a repurchase authorization form, which can be found at the end of this Plan. Written requests should be sent to the transfer agent at the following address:

DST Systems, Inc.

PO Box 219349

Kansas City, MO 64121-9349

Overnight Address:

DST Systems, Inc.

430 W 7th St. Suite 219349

Kansas City, MO 64105

Toll Free Number: 844-702-1299

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

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For processed repurchases, Stockholders may request that repurchase proceeds are to be paid by mailed check provided that the check is mailed to an address on file with the transfer agent for at least 30 days. Stockholders should check with their broker-dealer that such payment may be made via check or wire transfer, as further described below.

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Stockholders may also receive repurchase proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all repurchases paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the Stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).

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A medallion signature guarantee will be required in certain circumstances described below. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $500,000; (2) a Stockholder wishes to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than such Stockholder’s address of record for the past 30 days; or (3) the Company’s transfer agent cannot confirm a Stockholder’s identity or suspects fraudulent activity.

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If a Stockholder has made multiple purchases of shares of the Company’s common stock, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.

Minimum Account Repurchases

In the event that any Stockholder fails to maintain the minimum balance of $500 of shares of the Company’s common stock, the Company may repurchase all of the shares held by that Stockholder at the repurchase price in effect on the date the Company determines that such Stockholder has failed to meet the minimum balance. Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company’s NAV.

Sources of Funds for Repurchases

The Company may fund repurchase requests from sources other than cash flow from operations, including, without limitation, the sale of or repayment under assets, borrowings, return of capital or offering proceeds (including from sales of the Company’s common stock or Operating Partnership units to the Special Limited Partner), and the Company has no limits on the amounts it may pay from such sources, as long as the Company is able to pay its indebtedness as it becomes due in the usual course of business and its total assets are not less than its total liabilities.

Repurchase Limitations

The Company may repurchase fewer shares than have been requested in any particular month to be repurchased under this Plan, or none at all, in its discretion at any time. In addition, the aggregate NAV of total repurchases of Class S shares, Class D shares, Class I shares, Class F-S shares, Class F-D shares, Class F-I shares and Class E shares (including repurchases at certain non-U.S. investor access funds primarily created to hold shares of the Company) will be limited to no more than 2% of the Company’s aggregate NAV per month (measured using the aggregate NAV as of the end of the immediately preceding month) and no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the average aggregate NAV as of the end of the immediately preceding three months).

In the event that the Company determines to repurchase some but not all of the shares submitted for repurchase during any month, shares submitted for repurchase during such month will be repurchased on a pro rata basis after the Company has repurchased all shares for which repurchase has been requested due to death, disability or divorce. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of this Plan, as applicable. If the Transaction Price for the applicable month is not made available by the tenth business day prior to the Repurchase Date (or is changed after such date), then no repurchase requests will be accepted for such month and Stockholders who wish to have their shares repurchased the following month must resubmit their repurchase requests. The transaction price for each month will be available on the Company’s website at www.gwms.apollo.com/realtyincomesolutions and in prospectus supplements filed with the Securities and Exchange Commission (“SEC”).

Should repurchase requests, in the Company’s judgment, place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company as a whole, or should the Company otherwise determine that investing its liquid assets in real properties or other illiquid investments rather than repurchasing the Company’s shares is in the best interests of the Company as a whole, the Company may choose to repurchase fewer shares in any particular month than have been requested to be repurchased, or none at all. Further, the Company’s board of directors may make exceptions to, modify or suspend this Plan if, in its reasonable judgment, it deems such action to be in the best interest of the Company and its Stockholders. Material modifications, including any amendment to the 2% monthly or 5% quarterly limitations on repurchases, to and suspensions of the Plan will be promptly disclosed to Stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or special or periodic report filed by us. Material modifications will also be disclosed on the Company’s website. In addition, the Company may determine to suspend this Plan due to regulatory changes, due to changes in law or if the Company becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased. Once this Plan is suspended, the Company’s board of directors must affirmatively authorize the recommencement of this Plan before Stockholder requests will be considered again. Upon suspension of this Plan, this Plan requires the Company’s board of directors to consider at least quarterly whether the continued suspension of the Plan is in the best interest of the Company and its Stockholders. However, the Company’s board of directors is not required to authorize the recommencement of the Plan within any specified period of time. The Company’s board of directors cannot terminate this Plan absent a liquidity event which results in Stockholders receiving cash or securities listed on a national securities exchange or where otherwise required by law.

As described in the Company’s prospectus or private placement memorandum, as applicable, shares held by the Adviser acquired as payment of the Adviser’s management fee will not be subject to this Plan, including with respect to any repurchase limits or the calculation of NAV. Stockholders who are exchanging a class of the Company’s shares for shares of another class with an equivalent aggregate NAV will not be subject to, and will not be treated as repurchases for the calculation of, the 2% monthly or 5% quarterly limitations on repurchases.

Items of Note

•	Stockholders will not receive interest on amounts represented by uncashed repurchase checks;

•	Under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld;

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IRS regulations require the Company to determine and disclose on Form 1099-B the adjusted cost basis for shares of the Company’s stock sold or repurchased. Although there are several available methods for determining the adjusted cost basis, unless a Stockholder elects otherwise, which such Stockholder may do by checking the appropriate box on the repurchase authorization form or calling the Company’s customer service number at (844) 702-1299, the Company will utilize the first-in-first-out method; and

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All shares of the Company’s common stock requested to be repurchased must be beneficially owned by the Stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the Stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Company may ask the requesting party to provide evidence satisfactory to the Company that the shares requested for repurchase are not subject to any liens or encumbrances. If the Company determines that a lien exists against the shares, the Company will not be obligated to repurchase any shares subject to the lien.

Mail and Telephone Instructions

The Company and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Stockholder transactions if they reasonably believe that such instructions were genuine. The Company’s transfer agent has established reasonable procedures to confirm that instructions are genuine including requiring the Stockholder to provide certain specific identifying information on file and sending written confirmation to Stockholders of record no later than five days following execution of the instruction. Failure by the Stockholder or its agent to notify the Company’s transfer agent in a timely manner, but in no event more than 60 days from receipt of such confirmation, that the instructions were not properly acted upon or any other discrepancy will relieve the Company, the Company’s transfer agent and the financial advisor of any liability with respect to the discrepancy.

REPURCHASE AUTHORIZATION FOR Apollo Realty Income Solutions, Inc.

Use this form to request repurchase of your shares in Apollo Realty Income Solutions, Inc. Please complete all sections below.

1 REPURCHASE FROM THE FOLLOWING ACCOUNT

Name(s) on the Account
Account Number	Social Security Number/TIN
Financial Advisor Name	Financial Advisor Phone Number

2 REPURCHASE AMOUNT (Check one)	3 REPURCHASE TYPE (Check one)

☐ All Shares	☐ Normal

☐ Number of Shares	☐ Death

☐ Dollar Amount $	☐ Disability

☐ Divorce

Additional documentation is required if repurchasing due to Death, Disability or Divorce. Contact Investor Relations for detailed instructions at 844-702-1299.

4 PAYMENT INSTRUCTIONS (Select only one)

Indicate how you wish to receive your repurchase payment below. If an option is not selected, a check will be sent to your address of record. Repurchase proceeds for qualified accounts, including IRAs and other Custodial accounts, and certain Broker-controlled accounts as required by your Broker/Dealer of record, will automatically be issued to the Custodian or Broker/Dealer of record, as applicable. All Custodial held and Broker-controlled accounts must include the Custodian and/or Broker/Dealer signature.

☐ Cash/Check Mailed to Address of Record

☐ Cash/Check Mailed to Third Party/Custodian (Signature Guarantee required)

☐ I authorize Apollo Realty Income Solutions, Inc. or its agent to deposit my distribution into my checking or savings account.

Name / Entity Name / Financial Institution		Mailing Address
City	State	Zip Code	Account Number

☐ Cash/Direct Deposit Attach a pre-printed voided check. (Non-Custodian Investors Only)

I authorize Apollo Realty Income Solutions, Inc. or its agent to deposit my distribution into my checking or savings account. In the event that Apollo Realty Income Solutions, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name	Mailing Address	City	State
Your Bank’s ABA Routing Number		Your Bank Account Number

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

5 SHARE REPURCHASE PLAN CONSIDERATIONS (Select only one)

Our share repurchase plan contains limitations on the number of shares that can be repurchased under the plan during any month and quarter. In addition to these limitations, we cannot guarantee that we will have sufficient funds to accommodate all repurchase requests made in any applicable repurchase period and we may elect to repurchase fewer shares than have been requested in any particular month, or none at all. If the number of shares subject to repurchase requests exceeds the then applicable limitations, or if we otherwise do not make all requested repurchases, each stockholder’s request will be reduced on a pro rata basis after we have repurchased all shares for which repurchase has been requested due to death, disability or divorce. If repurchase requests are reduced on a pro rata basis after we have repurchased all shares for which repurchase has been requested due to death, disability or divorce, you may elect (at the time of your repurchase request) to either withdraw your entire request for repurchase or have your request honored on a pro-rata basis. If you wish to have the remainder of your initial request repurchased, you must resubmit a new repurchase request for the remaining amount. Please select one of the following options below. If an option is not selected, your repurchase request will be processed on a pro-rata basis, if needed.

☐	Process my repurchase request on a pro-rata basis.

☐	Withdraw (do not process) my entire repurchase request if amount will be reduced on a pro-rata basis.

6 COST BASIS SELECTION (Select only one)

U.S. federal income tax information reporting rules generally apply to certain transactions in our shares. Where they apply, the “cost basis” calculated for the shares involved will be reported to the Internal Revenue Service (“IRS”) and to you. Generally, these rules apply to our shares, including those purchased through our distribution reinvestment plan. You should consult your own tax advisor regarding the consequences of these new rules and your cost basis reporting options.

Indicate below the cost basis method you would like us to apply.

IMPORTANT: If an option is not selected, your cost basis will be calculated using the FIFO method.

☐	FIFO (First – In / First Out)

☐	LIFO (Last – In / First Out) Consult your tax advisor to determine whether this method is available to you.

☐	Specific Lots

If you have selected “Specific Lots,” please identify the lots below:

Date of Purchase:	Amount of Purchase:
Date of Purchase:	Amount of Purchase:
Date of Purchase:	Amount of Purchase:

7 AUTHORIZATION AND SIGNATURE

IMPORTANT: Signature Guarantee may be required if any of the following applies:

•	Amount to be repurchased is $500,000 or more.

•	The repurchase is to be sent to an address other than the address we have had on record for the past 30 days.

•	The repurchase is to be sent to an address other than the address on record.

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If name has changed from the name in the account registration, we must have a one-and-the-same name signature guarantee. A one-and-the-same signature guarantee must state “<Previous Name> is one-and-the-same as <New Name>” and you must sign your old and new name.

•	The repurchase proceeds are deposited directly according to banking instructions provided on this form. (Non Custodial Investors Only)

Investor Name (Please Print)	Signature	Date
Co-Investor Name (Please Print)	Signature	Date

Signature Guarantee (Affix Medallion or Signature Guarantee Stamp Below)	Custodian and/or Broker/Dealer Authorization (if applicable) Signature of Authorized Person

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Please refer to the prospectus you received in connection with your initial investment in Apollo Realty Income Solutions, Inc., as amended by any amendments or supplements to that prospectus for a description of the current terms of our share repurchase plan. A copy of the prospectus, as amended and supplemented to date, is located at www.gwms.apollo.com/realtyincomesolutions and at www.sec.gov. The repurchase price will be available in our prospectus supplements and at www.gwms.apollo.com/realtyincomesolutions and www.sec.gov. There are various limitations on your ability to request that we repurchase your shares. Please see a copy of the applicable prospectus, as amended and supplemented to date, for the current repurchase price. In addition, the aggregate NAV of total repurchases of Class S, Class D, Class I, Class F-S, Class F-D, Class F-I and Class E shares (including repurchases at certain non-U.S. investor access funds primarily created to hold shares of the Company) will be limited to no more than 2% of the Company’s aggregate NAV per month (measured using the aggregate NAV as of the end of the immediately preceding month) and no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the average aggregate NAV as of the end of the immediately preceding three months). Our board of directors may determine to make exceptions to, amend or suspend our share repurchase plan without Stockholder approval. Material modifications to and suspensions of the share repurchase plan will be disclosed in a filing with the SEC at www.sec.gov, which will also be made available at www.gwms.apollo.com/realtyincomesolutions. Repurchase of shares, when requested, will generally be made monthly; provided however, that the board of directors may determine from time to time to adjust the timing of repurchases. All requests for repurchases must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. A Stockholder may withdraw his or her repurchase request by notifying the transfer agent, directly or through the Stockholder’s financial intermediary, on our toll-free, automated telephone line, 844-702-1299. Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the applicable Repurchase Date (or if such Repurchase Date is not a business day, the prior business day). We cannot guarantee that we will have sufficient available funds or that we will otherwise be able to accommodate any or all requests made in any applicable repurchase period. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.

Mail to: Apollo Realty Income Solutions ⬛ DST Systems, Inc. ⬛ PO Box 219349 ⬛ Kansas City, MO 64121-9349

Overnight Delivery: Apollo Realty Income Solutions ⬛ DST Systems, Inc. ⬛ 430 W. 7th St. ⬛ Kansas City, MO 64105

Investor Relations: 844-702-1299